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                                                                   Exhibit 10.28

                            NON-COMPETITION AGREEMENT

            Non-Competition Agreement, dated as of August 4, 1997, among Tower Realty Operating Partnership, L.P., a Delaware limited partnership (the "Partnership"), and Properties Atlantic, Inc., a Florida corporation ("Properties Atlantic"), Clifford Stein ("Stein") and Reid Berman ("Berman", and together with Properties Atlantic and Stein, the "Non-Competing Persons").

                                    RECITALS

            WHEREAS, the Non-Competing Persons are contributing certain assets to the Partnership and the Partnership is contemplating retaining the services of the Non-Competing Persons (collectively, the "Transaction") ; and

            WHEREAS, the Partnership desires to consummate the Transaction in connection with (i) the formation of Tower Realty Trust, Inc., a Maryland corporation (the "Company"), which intends to qualify as a real estate investment trust and which is (either directly or through its wholly-owned subsidiaries) the sole general partner as well as a limited partner of the Partnership, and (ii) the proposed initial public offering (the "IPO") and concurrent private placement of shares of the Company's common stock, par value $0.01 per share ("Common Stock").

            NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party to this Agreement, the parties hereto agree as follows:

      1. COVENANT NOT TO COMPETE. The Non-Competing Persons and all Affiliates of the Non-Competing Persons (the "Non-Competing Group") acknowledge and agree with respect to the Non-Competing Persons that the business of the Non-Competing Persons is conducted throughout the United States of America, its territories and possessions (including Puerto Rico) (together, the "Territory") and that the Non-Competing Persons' reputation and goodwill are an integral part of their business success throughout the Territory. If the Non-Competing Group deprives the Partnership of any of the Non-Competing Persons' goodwill or in any manner utilizes their reputation and goodwill in competition with the Partnership, the Partnership will be deprived of the benefits it has bargained for pursuant to this Agreement and the Asset Contribution Agreement, dated the date hereof, among the Partnership and the Non-Competing Persons. Accordingly, as an inducement for the Partnership to enter into this Agreement, the Non-Competing Group agrees that for a period of three years after the Closing Date (the "Non-competition Period") no member of the Non-Competing Group shall, without the Partnership's prior written consent, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, any profit or non-profit business or organization in the Territory, that, directly or indirectly, competes with, or is about to compete with, the business of the Non-Competing Persons as it shall exist immediately prior to the Closing or as contemplated to be developed by the Partnership or the Non-Competing Persons as of the Closing Date. In addition, during the Non-competition Period, no member of the Non-Competing Group shall have an equity interest in any such firm or business other than as a 5% or less shareholder of a public corporation.

            During the Non-competition Period, no member of the Non-Competing Group shall (a) solicit, raid, entice, induce or contact, or attempt to solicit, raid, entice, induce or contact, any Person, firm or corporation that is a customer or distributor of the Non-Competing Persons to become a customer or distributor of any other Person, firm or corporation for services the same as, or competitive
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with, those services sold, rented, leased, rendered or otherwise made available to customers by the Non-Competing Persons as of the Closing Date, as well as services in any stage of development by the Non-Competing Persons as of the Closing Date although not yet commercialized or not generally available, or approach any such Person, firm or corporation for such purpose or authorize the taking of such actions by any other Person, firm or corporation or assist or participate with any such Person, firm or corporation in taking such action, or
(b) solicit, raid, entice, induce or contact, or attempt to solicit, raid, entice, induce or contact, any Person, firm or corporation that currently is or at any time during the two-year period immediately following the Closing Date (the "Non-recruit Period") shall be (or, in the case of termination is at the time of termination), an employee, agent or consultant of or to the Non-Competing Persons to do anything from which the Non-Competing Group is restricted by reason of this Agreement, and no member of the Non-Competing Group shall approach any such employee, agent or consultant for such purpose or authorize or participate with the taking of such actions by any other Person, firm or corporation or assist or participate with any such Person, firm or corporation in taking such action. The term "customer" shall include: (1) customers of the Non-Competing Persons existing immediately after the Closing;
(2) customers that have used services of the Non-Competing Persons within the 24-month period prior to the Closing Date; and (3) those entities that have committed to using services of the Non-Competing Persons or that have been identified by the Non-Competing Persons as potential users of services of the Non-Competing Persons but for which the Non-Competing Persons have not yet commenced providing such services.

            During the Non-competition Period, no member of the Non-Competing Group shall make any statement or other communication that impugns or attacks the reputation or character of the Partnership or its Affiliates or its or their Representatives, or damages the goodwill of the Partnership or its Affiliates or its or their Representatives, take any action that would interfere with any contractual or customer or distributor relationships of the Partnership or its Affiliates or its or their Representatives, including but not limited to any action that would result in a diminution of business, or otherwise take any action that is detrimental to the best interests of the Partnership or its Affiliates.

      2. EARLY TERMINATION OF NON-COMPETITION PERIOD. It is contemplated that Stein and Berman will be employees-at-will of the Partnership or its Affiliate. In the event that the employment of Stein or Berman is terminated (i) by the Partnership (or its Affiliate, as the case may be) for other than Just Cause (as defined below) or (ii) by Stein or Berman for Good Reason (as defined below) then the Non-competition Period applicable to the party no longer in the employ of the Partnership (or its Affiliate, as the case may be) shall expire on the earlier of (x) the date which is three (3) years after the Closing Date and (y) the date which is thirty (30) days after the last date of such party's employment by the Partnership.

      3. CONFIDENTIALITY. The Non-Competing Group acknowledges that the Confidential Information (as defined below) of the Non-Competing Persons is valuable and proprietary to the business of the Non-Competing Persons being acquired by the Partnership pursuant to this Agreement and agrees not to, directly or indirectly, use, publish, disseminate, describe or otherwise disclose any Confidential Information or Developments (as defined below) of the Non-Competing Persons without the prior written consent of the Partnership and/or its Affiliates. For purposes of this Agreement, "Confidential Information" shall mean with respect to the Non-Competing Persons all confidential information of the Non-Competing Persons and/or their Affiliates existing on or prior to the Closing Date that is not otherwise publicly disclosed or generally available (other than as a result of a disclosure by the Non-Competing Group), including information entrusted to the Non-Competing Persons and/or their Affiliates by others. Without limiting the generality of the foregoing, Confidential Information


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with respect to the Non-Competing Persons and/or their Affiliates shall include:
(a) customer lists, lists of potential customers and details of agreements with customers of the Non-Competing Persons and/or their Affiliates; (b) acquisition, expansion, marketing, financial and other business information, projections and plans of the Non-Competing Persons and/or their Affiliates; (c) research and development of the Non-Competing Persons and/or their Affiliates; (d) computer programs and computer software of the Non-Competing Persons and/or their Affiliates; (e) identity of specialized consultants and contractors and Confidential Information developed by them for the Non-Competing Persons and/or their Affiliates; (f) purchasing, operating and other cost data of the Non-Competing Persons and/or their Affiliates; (g) special customer and distributor needs, cost and pricing data of the Non-Competing Persons and/or their Affiliates; (h) employee information and (i) distribution lists, lists of potential distributors and details of agreements with distributors of the Non-Competing Persons and/or their Affiliates. Confidential Information with respect to the Non-Competing Persons and/or their Affiliates also includes information recorded in manuals, memoranda, projections, minutes, plans, drawings, designs, formula books, specifications, computer programs and records of the Non-Competing Persons and/or their Affiliates, whether or not legended or otherwise identified as Confidential Information, as well as information that is the subject of meetings and discussions and not so recorded. For purposes of this Agreement, "Developments" shall mean with respect to the Non-Competing Persons all data, concepts, ideas, findings, discoveries, developments, programs, designs, inventions, improvements, methods, practices and techniques, whether or not patentable, relating to the present and planned, future activities and the services of the Non-Competing Persons.

      4. SEVERABILITY OF COVENANTS. The Non-Competing Persons acknowledge and agree that the restrictions in this Agreement are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the covenants set forth in this Agreement, or any part thereof, is invalid or unenforceable, the remainder of the covenants set forth in this Agreement, shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

      5. BLUE-PENCILING. In the event this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

      6. REMEDIES. The Non-Competing Group acknowledges that a breach of the covenants contained in this Agreement will cause irreparable damage to the Partnership, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Non-Competing Group agrees that if any member of the Non-Competing Group breaches the covenant(s) contained in this Agreement, in addition to any other remedy that may be available at law or in equity, the Partnership shall be entitled to specific performance and injunctive relief, without posting bond or other security.

      7. SEVERABILITY. The conditions and provisions set forth in this Agreement shall be severable, and if any condition or provision or portion thereof shall be held invalid or unenforceable, then said condition or provision shall not in any manner affect any other condition or provision and the remainder of this Agreement, construed without regard to said invalid or unenforceable condition or provision, shall continue in full force and effect. The parties hereto agree that if any provision of this


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Agreement is found unenforceable for any reason, this Agreement should be reformed to contain the maximum restrictions, within the terms hereof, which are enforceable.

      8. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (other than any New York law respecting conflict-of-laws that would make the laws of any other jurisdiction applicable).

      9.    CERTAIN DEFINITIONS.

            "Affiliate" of a Person shall mean, with respect to that Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with that Person.

            "Closing" means the closing of the IPO.

            "Closing Date" means the date of the Closing.

            "Company" has the meaning set forth in the Recitals.

            "Confidential Information" has the meaning set forth in Section 3 above.

            "Good Reason" means any of the following without the express written consent of the affected party (i.e., Stein or Berman, as the case may be): (a) the Partnership requires him to move his executive office from the Metropolitan Orlando (Florida) area; (b) his job title or position of responsibility or the nature of his duties or the scope of his responsibilities is materially modified without his written consent; or (c) the Partnership or the Company commences the process of liquidation or dissolution.

            "IPO" has the meaning set forth in the Recitals.

            "Just Cause" means any of the following: (a) the willful and continued failure by Stein or Berman substantially to perform his duties hereunder; (b) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Partnership or any of the Affiliates; or (c) the conviction of Stein or Berman for a felony or any crime involving moral turpitude.

            "Person" shall mean any individual, corporation, partnership, joint venture, association, joint stock company, trust or unincorporated organization.

            "Territory" has the meaning set forth in Section 1 above.


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            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

                                  PARTNERSHIP:

                                  TOWER REALTY OPERATING PARTNERSHIP, L.P.

                                  By: Tower Realty Trust, Inc., general partner


                                      By:  /s/ Lawrence H. Feldman
                                           ------------------------------------
                                           Name:  Lawrence H. Feldman
                                           Title:  President


                                  NON-COMPETING PERSONS:

                                  PROPERTIES ATLANTIC, INC.


                                  By:  /s/ Reid Berman
                                       ----------------------------------------
                                       Name:  Reid Berman
                                       Title:  President



                                  /s/ Clifford Stein
                                  ---------------------------------------------
                                  CLIFFORD STEIN



                                  /s/ Reid Berman
                                  ---------------------------------------------
                                  REID BERMAN


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